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                                                                     EXHIBIT 5.1

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                 June 12, 1998

Jeepers! Inc.
60 Hickory Drive
Waltham, Massachusetts 02154

Ladies and Gentlemen:

          We have acted as counsel to Jeepers! Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-1 (Registration No. 333-50297) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed public offering (the "Offering") of (i) 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") to be issued by the Company and
(ii) up to 300,000 Shares to be sold by certain stockholders of the Company (the "Selling Stockholders") upon exercise of the Underwriters' over-allotment option (the "Over-Allotment Option"). Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

          In so acting, we have reviewed the Registration Statement, including the Prospectus contained therein, and the Certificate of Incorporation and the Bylaws of the Company. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the
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Jeepers! Inc.
June 12, 1998
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conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Shares to be sold by the Company have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

          2. The Shares to be sold by the Selling Stockholders upon exercise of the Over-Allotment Option have been duly authorized and, upon the automatic conversion of the Existing Preferred Stock held by the Selling Stockholders into Shares immediately prior to the consummation of the Offering in accordance with the Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

          The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement or Prospectus contained therein.

                                 Very truly yours,



                                 /s/ Weil, Gotshal & Manges LLP